News Release

CONTACTS:
Investors:
     Joe Selner, Chief Financial Officer
     920-491-7120
Media:
     Cindy Moon-Mogush, Corporate Communications
     920-431-8034

Associated Banc-Corp enters into accelerated share buyback

GREEN BAY, Wis. — Nov. 4, 2005 — Associated Banc-Corp (NASDAQ: ASBC) repurchased 974,000 shares, or approximately 0.7 percent, of its outstanding common stock on Nov. 3, 2005, the company announced today.

Associated conducted the share buy-back as part of an initiative outlined in the company’s third quarter earnings release whereby cash flows from maturing investments are being used to reduce wholesale funding and to repurchase shares.

“Our balanced approach to reducing wholesale borrowings is designed to reduce volatility in our margin in a rising rate environment,” Associated Banc-Corp President and CEO Paul S. Beideman said. “Coupled with the share buy-back, we expect to achieve our objectives while preserving shareholder value,” Beideman said.

The shares were purchased from UBS AG London Branch under an accelerated share repurchase program at $30.79 per share for a total cost of approximately $30 million. The accelerated share repurchase program enabled Associated to purchase the shares immediately, while UBS may purchase shares in the market over a period of up to three months. The repurchased shares are subject to a future purchase price adjustment expected to be settled following a period of up to three months, such that Associated may receive, or be required to pay a price adjustment based on an adjusted weighted average price as defined in its agreement with UBS.

ASBC share buy-back, page 2 of 2

Associated’s Board of Directors has authorized management to repurchase shares of Associated’s common stock for issuance in connection with Associated’s employee incentive plans and for other corporate purposes. For Associated’s employee incentive plans, the Board of Directors authorized the repurchase of 750,000 shares in the fourth quarter of 2005. Of that, no shares have been purchased. Additionally, under two separate actions in 2000 and one action in 2003, the Board of Directors authorized the repurchase and cancellation of Associated’s common shares, not to exceed approximately 16.5 million shares on a combined basis. Of that, Associated has approximately 2.6 million shares remaining after the accelerated share repurchase. Associated may repurchase these remaining shares from time to time in the open market or through negotiated or accelerated share repurchase transactions based on market opportunities, capital levels, growth prospects, and other investment opportunities. After the repurchase, Associated had approximately 135 million common shares outstanding.

Associated Banc-Corp, headquartered in Green Bay, Wis., is a diversified multibank holding company with total assets of $21 billion. Associated has 320 banking offices serving more than 180 communities in Wisconsin, Illinois, and Minnesota. The company offers a full range of traditional banking services and a variety of other financial products and services. More information about Associated Banc-Corp is available at www.associatedbank.com.

Statements made in this document that are not purely historical are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. This includes any statements regarding management’s plans, objectives, or goals for future operations, products or services, and forecasts of its revenues, earnings, or other measures of performance. Forward-looking statements are based on current management expectations and, by their nature, are subject to risks and uncertainties. These statements may be identified by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “estimate,” “should,” “will,” “intend,” or similar expressions. O utcomes related to such statements are subject to numerous risk factors and uncertainties including those listed in the company’s Annual Report filed on Form 10-K.

###